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                                                           EXHIBITS 5.1 AND 23.1

                      [SAYLES, LIDJI & WERBNER LETTERHEAD]


                                December 10, 2001


Collegiate Pacific, Inc.
13950 Senlac, Suite 100
Dallas, Texas 75234

Ladies and Gentlemen:


         We have acted as counsel to Collegiate Pacific Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of (i) 4,244,607 Common Stock Purchase Warrants (the "Dividend Warrants") which were issued to the Company's shareholders on a pro rata basis as a special dividend on May 26, 2000, (ii) 4,244,607 shares (the "Warrant Shares") of the Company's common stock, par value $.01 per share, issuable upon exercise of the Company's common stock purchase warrants (the "Warrants"); (iii) 677,267 shares (the "Note Shares") of Common Stock, issued upon the conversion of certain Subordinated Convertible Promissory Notes on April 19, 2000, (the "Notes"), and (iv) 400,000 shares offered by a certain selling stockholder of the Company (the "Selling Stockholder Shares") which shares were registered, pursuant to a Registration Statement on Form SB-2 filed with the Securities and Exchange Commission (the "Commission") on April 7, 2000, and amended on May 8, 2000 (the "Registration Statement").


         In rendering this opinion, we have examined and relied upon executed originals, counterparts, or copies of such documents, records, and certificates (including certificates of public officials and officers of the Company) as we considered necessary or appropriate for enabling us to express the opinions set forth herein. In all such examinations, we have assumed the authenticity and completeness of all documents submitted to us as originals and the conformity to originals and completeness of all documents submitted to us as photostatic, conformed, notarized, or certified copies.

         Based on the foregoing, we are of the opinion that:

         (1)      The Dividend Warrants have been duly and validly authorized;


         (2) The Warrant Shares have been duly and validly authorized and reserved for issuance and, when the Warrant Shares have been issued and sold in accordance with the terms of the Warrants and the Warrant Agreement, will be validly issued, fully paid, and nonassessable; and



         (3) The Note Shares and the Selling Stockholder Shares have been duly and validly issued, fully paid and nonassessable.


         This opinion may be filed as an exhibit to the Registration Statement. We also consent to the reference to this firm as having passed on the validity of such Shares under the caption "Legal Matters" in the prospectus that constitutes a part of the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                            Very truly yours,

                                        /s/ SAYLES, LIDJI & WERBNER
                                         A Professional Corporation